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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                      Contact: Dirk A. Sodestrom
                                                         Telephone: 925/930-5300
                                                  e-mail: dsodestrom@westaff.com


              WESTAFF NAMES TOM D. SEIP AS CHIEF EXECUTIVE OFFICER

     WALNUT CREEK, Calif., Tuesday, May 1, 2001 -- Westaff, Inc. (NASDAQ:
WSTF), a leading provider of essential staffing services, today announced the appointment of Tom Decker Seip to the position of President and Chief Executive Officer and Director effective May 1, 2001. W. Robert Stover will remain as the Chairman of the Board of Directors.

     Stover commented, "After fifty years of leading Westaff, I am extremely pleased to turn the reins of the company over to a mature, experienced executive. Tom Seip has been involved in more than twenty years of providing leadership, building sales programs and overseeing financial management of a public company. In him, I see our company's best days ahead of us."

     Prior to joining the company, Mr. Seip was employed by Charles Schwab & Co. from January 1983 to June 1998 in various capacities, serving most recently as Chief Executive Officer of Charles Schwab Investment Management, Inc., the company's mutual fund subsidiary, and was a member of the Charles Schwab Management Committee from July 1992 to June 1998. Mr. Seip was a Vice President and Partner at Korn/Ferry International from 1977 to 1982. He began his career as an Executive Recruiter at Merrill Lynch & Co. Since January 1998, Mr. Seip has been a private investor with a focus on early stage companies in the financial services sector.

     "I am delighted to have the opportunity to return to the business of human capital," said Mr. Seip. "Westaff is a company with a wonderful past and an even brighter future. I am honored to be chosen by Bob Stover to help chart the course for the company's future."

     Westaff provides essential staffing services to and employment opportunities at competitive businesses in global markets. Westaff annually employs approximately 270,000 people worldwide and services approximately 25,000 clients from more than 350 offices located throughout the U.S., and also in the United Kingdom, Australia, New Zealand, Norway, Denmark and Mexico and achieved fiscal 2000 system revenues of over $700 million. For more information, please visit our website at WWW.WESTAFF.COM.

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     THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS REGARDING FUTURE
EVENTS AND FUTURE PERFORMANCE OF THE COMPANY THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. WE REFER YOU TO DOCUMENTS THAT THE COMPANY FILES FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, SUCH AS FORM 10-K, FORM 10-Q AND FORM 8-K REPORTS, WHICH CONTAIN A DESCRIPTION OF CERTAIN FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM CURRENT EXPECTATIONS AND THE FORWARD-LOOKING STATEMENTS IN THIS PRESS RELEASE.

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